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                                                                    EXHIBIT 4.30


                            THE CERPLEX GROUP, INC.




                                 August 6, 1997



VIA FACSIMILE TRANSMISSION

To the Persons on the Distribution List
         Attached Hereto

Ladies and Gentlemen:

                 We refer to that certain Waiver Agreement (the "Waiver Agreement"), dated as of June 30, 1997, among The Cerplex Group, Inc. (the "Company"), The Northwestern Mutual Life Insurance Company, John Hancock Mutual Life Insurance Company and North Atlantic Smaller Companies Investment Trust plc. (collectively, the "Noteholders"), as modified by that certain letter agreement (the "Letter Agreement" and together with the Waiver Agreement, the "Amended Waiver Agreement"), dated July 10, 1997, among the Company and the Noteholders. Capitalized terms are used herein with the meanings assigned thereto in the Amended Waiver Agreement.

                 The Company hereby requests that you amend the Amended Waiver Agreement by deleting the date "August 8, 1997" set forth in clause (ii) of the first sentence of Section 1 of the Amended Waiver Agreement and substituting "August 14, 1997" therefor.
                 The Company hereby represents to each of you that (after giving effect to the Amended Waiver Agreement, as further amended hereby) no Default or Event of Default under the Note Purchase Agreement exists as of the date hereof and that the warranties and representations set forth in Section 2 of the Waiver Agreement are true and correct as of the date hereof.

                 The aforesaid amendment shall become effective upon the execution of a counterpart of this letter by each of you and upon the Sixth Amendment to Credit Agreement and Consent (the "Bank Amendment"), dated as of August 6, 1997, among the Company and the holders of Senior Debt becoming effective.

                 Except as specifically provided in this letter, no terms or provisions of the Amended Waiver Agreement have been modified or changed by this letter.

                 In addition to the foregoing request, the Company also hereby requests that you consent to the sale of the assets of Modcomp/Cerplex L.P., a Delaware limited






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partnership ("Modcomp"), including, without limitation, the sale of the capital stock of the Subsidiaries (as such term is defined in Schedule A hereto) of Modcomp (collectively, the "Asset Sale") to CSP, Inc., a Massachusetts corporation ("Buyer"), and the application of the proceeds of the Asset Sale in accordance with the terms set forth in Schedule A to this letter. Your execution of a copy of this letter shall evidence your (i) release of any interest in or encumbrance on the assets being sold pursuant to the Asset Sale and (ii) agreement that the foregoing consent shall be effective as of August
6, 1997 and may be relied upon by the Company and the Buyer (to whom the Company will deliver an executed copy of this letter) and their respective agents and attorneys in consummating such sale.

                 If you are in agreement with the foregoing, please execute the copy of this letter attached hereto and return it (via facsimile transmission) to your counsel, Hebb & Gitlin (860-278-8968).

                                            Sincerely,

                                            THE CERPLEX GROUP, INC.


                                            By_________________________
                                                 Name:
                                                 Title:






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AGREED and CONSENTED TO:

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY


By:________________________________________
         Name:
         Title:

JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY


By:________________________________________
         Name:
         Title:


NORTH ATLANTIC SMALLER COMPANIES INVESTMENT TRUST PLC


By:________________________________________
         Name:
         Title:






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                                   SCHEDULE A


                 The Asset Sale will be consummated pursuant to the terms of an Asset Purchase Agreement dated as of August 6, 1997, by and among the Company, Modcomp, the Buyer, Cerplex Subsidiary, Inc., a Delaware corporation, and Modcomp Joint Venture, Inc., a Delaware corporation. The assets will include all of the assets currently used in Modcomp's business, including the shares of capital stock owned by Modcomp in the following subsidiaries of Modcomp (collectively, the "Subsidiaries"):

                         Modcomp Canada Ltd., a Canadian corporation
                         Modular Computer Systems GmbH, a German corporation Modcomp France, S.A., a French corporation
                         Modcomp C.A., a Venezuela corporation
                         Modular Computer Services, Inc., a Florida corporation

The purchase price will be approximately $8,300,000. The proceeds from the Asset Sale will be distributed as follows: (i) to the prepayment, in the aggregate amount of $6,000,000, of Term Loans under and as defined in the Wells Fargo Credit Agreement, (ii) to the prepayment, in the amount of $2,000,000, of Revolving Loans under and as defined in the Wells Fargo Credit Agreement, and
(iii) any remaining net proceeds in excess of $8,000,000, 50% to the prepayment of Term Loans under and as defined in the Wells Fargo Credit Agreement and 50% to the Company. The $2,000,000 prepayment described in the foregoing clause
(ii) may be reborrowed by the Company on and prior to September 1, 1997, as set forth in the Bank Amendment. The closing of the Asset Sale is tentatively scheduled for August 22, 1997.